Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-8 of our report dated April 20, 2011 to the consolidated financial statements of  Red Metal Resources, Ltd. which appears in Red Metal Resources’ Ltd. Annual Report on Form 10-K for the year ended January 31, 2011.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP
Chartered Accountants
Vancouver, Canada
September 22, 2011